                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

            Registration Statement under the Securities Act of 1933

                               AZZ incorporated
              (Exact name of issuer as specified in its charter)

           Texas                                     75-0948250
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)

400 North Tarrant Street, Crowley, Texas                76036
(Address of Principal Executive Offices)              (ZIP Code)

         AZZ incorporated 2000 ADVISORY DIRECTOR SHARE OWNERSHIP PLAN
                           (Full title of the plan)

                                 L. C. MARTIN
                            400 North Tarrant Road
                             Crowley, Texas 76036
                    (Name and address of agent for service)

                                (817) 297-4361
         (Telephone number, including area code, of agent for service)

                                   Copy to:

                   Shannon, Gracey, Ratliff & Miller, L.L.P.
                                1100 UPR Plaza
                                777 Main Street
                            Fort Worth, Texas 76102
                          Attention: Sam Rosen, Esq.

                        CALCULATION OF REGISTRATION FEE

     Title of                           Proposed Maximum   Proposed Maximum
Securities to be      Amount to be       Offering Price        Aggregate           Amount of
  Registered (1)        Registered          Per Share        Offering Price     Registration Fee
Common Stock        1,500 shares /(1)/       $14.38/(2)/       $ 21,575.00            $ 5.69
$1.00 par value     8,500 shares /(3)/       $15.50/(4)/       $131,750.00            $34.78
                   -------------                                                      ------
                   10,000 shares                                                      $40.47
                   =============                                                      ======

(1) Shares the right to which accrued on July 13, 1999 (500 shares), July 11, 2000 (500 shares) and August 15, 2000 (500 shares).

(2) Average of the average of the high and low prices on the New York Stock Exchange on July 13, 1999, July 11, 2000 and August 15, 2000.

(3) Additional shares which may be granted under the 2000 Advisory Director Share Ownership Plan (the "Plan").

(4) These shares are to be granted at values not presently determinable. Pursuant to Rule 457(c), the price is based market value which is the average of the high and low prices on the New York Stock Exchange on October 26, 2000 as reported in the Wall Street Journal.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents and all documents subsequently filed by AZZ incorporated ("Company" or "Registrant"), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

          (a) The Company's Annual Report on Form 10-K for the year ended February 29, 2000;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 2000 and August 31, 2000;

          (c) "Item 1. Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (File No. 001-12777) as filed with the Securities and Exchange Commission on February 24, 1997.


Item 4. Description of Securities

          Not Applicable.


Item 5. Interests of Named Experts and Counsel.

     Certain legal matters relating to the Plan have been passed upon for the Registrant by Shannon, Gracey, Ratliff & Miller, L.L.P., 1100 UPR Plaza, 777 Main Street, Fort Worth, Texas 76102. At the time such legal matters were undertaken, Mr. Sam Rosen, a partner in Shannon, Gracey, Ratliff & Miller, L.L.P., was a director and the secretary of the Registrant and was the beneficial owner of 25,237 shares of Registrant common stock including exercisable options to purchase 18,500 shares of Registrant common stock. It is expected that this amount may change from time to time.


Item 6. Indemnification of Directors and Officers.

     Section 2.02-1 of the Texas Business Corporation Act (the "TBCA") empowers a corporation to indemnify its directors and officers and to purchase and maintain liability insurance for directors and officers. Section 2.02-1 of the TBCA permits indemnification of directors and officers of corporations under certain conditions and subject to certain limitations and, under certain circumstances, requires such indemnification. The TBCA provides further that a provision for indemnification of a director, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors,

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an agreement, or otherwise, is valid only to the extent it is consistent with
Article 2.02-1 of the TBCA, as limited by the articles of incorporation, if such limitation exists. Article 11 of the Registrant's Articles of Incorporation contains a provision providing for indemnification of directors and officers to the full extent permitted by law. Section 8.01 of the Registrant's Bylaws, as amended, contains a provision providing for indemnification to the full extent permitted by law.


Item 7. Exemption from Registration Claimed

     Not Applicable.


Item 8. Exhibits

          Exhibit Number and Description
          ------------------------------

          (4) Instruments Defining the Rights of Security Holders, Including Indentures
                    (4.1) Resolutions adopted by the Board of Directors of the Company on March 28, 2000 establishing the Plan

          (5)  Opinion of Counsel

          (23) Consent of Independent Auditors

          (24) Power of Attorney


Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized under Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on October 27, 2000.

                            AZZ incorporated


                            By: /s/ L.C. Martin
                                -------------------------------------------
                                 L.C. Martin, Chairman of the Board and CEO


                            By: /s/ Dana L. Perry
                                -------------------------------------------
                                 Dana L. Perry, Vice President and CFO


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                 Title                            Date
---------                 -----                            ----


/s/ L.C. Martin            Chairman of the Board,      October 27, 2000
-----------------------
L.C. Martin                CEO and Director


/s/ Dana L. Perry          Vice President, CFO         October 27, 2000
-----------------------
Dana L. Perry              and Director


/s/ David H. Dingus*       President, Chief Operating  October 27, 2000
-----------------------
David H. Dingus            Officer and Director


                           Director
-----------------------
Daniel E. Berce


/s/ Martin C. Bowen*       Director                    October 27, 2000
--------------------
Martin C. Bowen

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/s/ Daniel R. Feehan*      Director                    October 27, 2000
--------------------
Daniel R. Feehan


/s/ R.J. Schumacher*       Director                    October 27, 2000
--------------------
R. J. Schumacher


/s/ Sam Rosen              Director                    October 27, 2000
----------------------
Sam Rosen


/s/ Dr. H. Kirk Downey*    Director                    October 27, 2000
-----------------------
Dr. H. Kirk Downey


/s/ Kevern R. Joyce*       Director                    October 27, 2000
--------------------
Kevern R. Joyce


*By: /s/ Dana L. Perry
     -----------------
     Dana L. Perry,
     Attorney-in-fact

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                               INDEX OF EXHIBITS

       Exhibit
       -------

(4) Instruments Defining the Rights of Security Holders, Including Indentures (4.1) Resolutions adopted by the Board of Directors of the Company on
                 March 28, 2000 establishing the Plan

(5)  Opinion of Counsel

(23) Consent of Independent Auditors

(24) Power of Attorney